Form CB/A

(Amendment No. 1)

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering) □

Securities Act Rule 802 (Exchange Offer) X

Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer) □

Exchange Act Rule 14d-1(c) (Third Party Tender Offer) X

Exchange Act Rule 14e-2(d) (Subject Company Response) □

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8) □

ACM SHIPPING GROUP PLC
(Name of Subject Company)

Not applicable
(Translation of Subject Company's Name into English (if applicable))

England and Wales
(Jurisdiction of Subject Company's Incorporation or Organization)

BRAEMAR SHIPPING SERVICES PLC
(Name of Person(s) Furnishing Form)

Ordinary Shares
(Title of Class of Subject Securities)

GB00B1GJ9M21
(CUSIP Number of Class of Securities (if applicable))

Ian Hartley Finance Director ACM Shipping Group PLC Grand Buildings 1-Strand London WC2N 5HR United Kingdom Telephone: +44 20 7484 6311

(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

Copies to:
Martin Beer Group Finance Director 35 Cosway Street London NW1 5BT United Kingdom Telephone: +44 20 7903 2654	Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480-8421 (facsimile number)

June 12, 2014
(Date Tender Offer/Rights Offering Commenced)

PART I—INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

(a)

Exhibit 1:  Announcement dated May 20, 2014.*

Exhibit 2:  Prospectus dated June 12, 2014.

Exhibit 3:  Scheme Circular dated June 12, 2014.

*Previously furnished on Form CB to the Commission on May 21, 2014.

(b) Not applicable.

Item 2. Informational Legends

Included in Exhibits 1, 2 and 3.

PART II—INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1) Not applicable.

(2) Not applicable.

(3) Not applicable.

PART III—CONSENT TO SERVICE OF PROCESS

(1) A written irrevocable consent and power of attorney on Form F-X was filed with the Commission on May 21, 2014.

(2) Not applicable

PART IV—SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Martin F.S. Beer
(Signature)

Martin F.S. Beer, Group Finance Director
(Name and Title)

June 12, 2014
(Date)